Exhibit 5.1

June 5, 2018

ElectroCore, Inc.

150 Allen Road, Suite 201

Basking Ridge, New Jersey 07920

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to ElectroCore, Inc., a Delaware corporation (the “Company”) to be formed upon the statutory conversion of ElectroCore, LLC (“ElectroCore LLC”) from a Delaware limited liability company into a Delaware corporation (the “Conversion”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-1 filed with the Commission on May 21, 2018, as amended by Amendment No. 1 filed with the Commission on June 4, 2018 (File No. 333-225084) (as amended, the “Registration Statement relating to the sale by the Company of up to 4,983,332 shares of common stock, par value $0.001 per share (the “Shares”).

As such counsel, we have participated in the preparation of the Registration Statement and have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant and have made such examination of law as we have deemed necessary to express the opinion contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that, following effectiveness of the Conversion, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware (the “DGCL”).

This opinion is limited in all respects to the DGCL and to the Delaware Limited Liability Company Act, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction. The references and limitations to the DGCL and the “Delaware Limited Liability Company Act” include all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement, and we further consent to the incorporation of this opinion by reference in any registration statement filed pursuant to Rule 462(b) in connection with the offering covered by the Registration Statement. We do not, by giving such consents, admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ Dentons US LLP

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